J. Erik Fyrwald
Lilly Corporate Center
Indianapolis, Indiana 46285



Securities and Exchange Commission
Washington, D.C. 20549



Authorization Regarding Reporting Forms


I hereby authorize and
designate the following persons to sign and file with the Commission on my behalf Forms 3, 4, and 5 covering my transactions and holdings in the common stock and other equity securities of Eli Lilly and Company as required by Section 16 of the Securities Exchange
Act of 1934 and the
rules thereunder:


	Robert A. Armitage, Lilly Corporate Center,
Indianapolis, Indiana
	Alecia A. DeCoudreaux, Lilly Corporate Center,
Indianapolis, Indiana
	James B. Lootens, Lilly Corporate Center,
Indianapolis, Indiana
	Bronwen L. Mantlo, Lilly Corporate Center,
Indianapolis, Indiana

This authorization and designation shall remain in effect until a written revocation is signed by me and provided to the Commission.



					J. Erik Fyrwald
November 3, 2005